Consent of Independent Certified Public Accountants

Shareholders and Board of Directors of
Holiday RV Superstores, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-46822) of Holiday RV Superstores, Inc. of our report dated January 26, 2001, except as to Notes 2 and 9, for which the date is February 12, 2001, relating to the financial statements, which appear in this Form 10-K/A.

PricewaterhouseCoopers LLP
Orlando, Florida
April 23, 2001